UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

_______________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
June 18, 2015

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.

On June 18, 2015, Rogers Corporation (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with each of the lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, HSBC Bank USA, National Association and Citizens Bank, N.A. as co-syndication agents, Fifth Third Bank and Citibank, N.A. as co-documentation agents and JPMorgan Securities LLC and HSBC Bank USA, National Association as joint bookrunners and joint lead arrangers. The Amended Credit Agreement amends and restates the existing credit agreement of the Company, dated July 13, 2011, as amended (the “2011 Credit Agreement”).

Under the Amended Credit Agreement, lenders agreed to provide the Company (1) a $55 million term loan; (2) up to $295 million of revolving loans, with sub-limits for multicurrency borrowings, letters of credit and swing-line notes; and (3) a $50 million expansion feature. Borrowings may be used to finance working capital needs, for letters of credit and for the general corporate purposes of the Company or its subsidiaries in the ordinary course of business, including the financing of permitted acquisitions (as defined in the Amended Credit Agreement).

Key features of the Amended Credit Agreement, relative to the 2011 Credit Agreement, include (1) increasing credit availability from $265 million to $350 million, with an additional $50 million expansion option; (2) extending the maturity from July 13, 2016, to June 18, 2020; (3) reducing the borrowing spread; (4) eliminating the capital expenditures covenant; (5) eliminating the $100 million cap on permitted acquisitions as long as the Company meets an adjusted financial covenant requirement; (6) releasing the mortgages on the Company’s real estate; (7) implementing larger baskets for, among other things, permitted debt, asset sales and dividends; (8) elimination of certain cross-default provisions; and (9) removing certain types of events that would trigger a change in control default.

Borrowings under the Amended Credit Agreement bear interest based on one of two options. Alternate base rate loans will bear interest at a rate that includes a base reference rate plus a spread of 37.5 – 75.0 basis points, depending on the Company’s leverage ratio. The base reference rate will be the greater of the (1) prime rate; (2) federal funds effective rate plus 50 basis points; and (3) adjusted 1-month London interbank offered (“LIBO”) rate plus 100 basis points. Eurocurrency loans will bear interest based on the adjusted LIBO rate plus a spread of 137.5 – 175.0 basis points, depending on the Company’s leverage ratio. In addition to interest payable on the principal amount of indebtedness outstanding from time to time under the Amended Credit Agreement, the Company is required to pay a quarterly fee of 0.20% to 0.30% (based upon the Company’s leverage ratio) of the unused amount of the lenders’ commitments under the Amended Credit Agreement.

The Amended Credit Agreement contains customary representations and warranties, covenants, mandatory prepayments and events of default under which the Company’s payment obligations may be accelerated. The financial covenants include a requirement to maintain (1) a leverage ratio of no more than 3.25 to 1.00, subject to a one-time election to increase the maximum leverage ratio to 3.50 to 1.00 for one fiscal year in connection with a permitted acquisition, and (2) an interest coverage ratio of no less than 3.00 to 1.00. Under the 2011 Credit Agreement, the Company was subject to a maximum leverage ratio was 3.00 to 1.00 and a fixed charge coverage ratio of no less than 2.50 to 1.00.

All obligations under the Amended Credit Agreement are guaranteed by each of the Corporation’s existing and future material domestic subsidiaries, as defined in the Amended Credit Agreement (the “Guarantors”).  The obligations are also secured by a Second Amended and Restated Pledge and Security Agreement, dated as of June 18, 2015, entered into by the Company and the Guarantors which grants to the administrative agent, for the benefit of the lenders, a security interest, subject to certain exceptions, in substantially all of the non-real estate assets of the Company and the Guarantors.

All amounts borrowed or outstanding under the Amended Credit Agreement, with the exception of amounts borrowed under the term loan which are subject to quarterly principal payments, are due and mature on June 18, 2020, unless the commitments are terminated earlier either at the request of the Company or if certain events of default occur.  At June 18, 2015, the Company had outstanding debt of $180 million under the Amended Credit Agreement which includes $55 million borrowed under the term loan and $125 million borrowed under the revolving line of credit.

The administrative agent and the lenders under the Amended Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including commercial banking, lending, cash management, financial advisory, foreign exchange, risk management, and other services.

The description of the Amended Credit Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 “Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement dated as of June 18, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

By:	/s/ Jay B. Knoll
Jay B. Knoll
Vice President & General Counsel

Date:  June 24, 2015